UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BLONDER TONGUE LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

Supplement to Proxy Statement Dated April 25, 2022

For Annual Meeting Of Stockholders

To Be Held May 25, 2022

This Supplement to Proxy Statement, dated May 23, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Blonder Tongue Laboratories, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on April 22, 2022 and dated April 25, 2022, as supplemented on May 11, 2022 (the “2022 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Stockholders, scheduled to be held on May 25, 2022 at 10:00 a.m., local time EDT (the “2022 Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about May 23, 2022.

Updated Information Regarding Executive Compensation

As reported in the Company’s Form 8-K filing on May 23, 2022, the Company has agreed to provide certain severance benefits to its executive officers, including its named executive officers. As a result, the Company is providing this Supplement to update certain disclosure regarding executive compensation that are included in the 2022 Proxy Statement. The disclosure under “EXECUTIVE COMPENSATION—Compensation Plans and Arrangements—Employment, Severance and Change-of Control Arrangements” is hereby revised to read in its entirety as follows:

“Our current standard employee severance policy applicable to all salaried employees, including our named executive officers, entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay. Our named executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.

In May 2022, the Board, acting on the recommendation of the Compensation Committee, agreed to make certain adjustments to the compensation of our named executive officers, including providing certain severance benefits consisting of adjustments to the exercise provisions of currently-outstanding options held by the named executive officers and severance payments in the event a named executive officer is terminated by the Company without cause prior to certain specified dates.

In connection with these adjustments, Mr. Grauch agreed to defer all of his cash compensation for a period of 180 days beginning May 23, 2022. As of each date on which compensation would otherwise have been paid to Mr. Grauch, we will accrue a number of shares of common stock calculated by dividing (i) the dollar amount of the deferred compensation for such date by (ii) the fair market value of one share of common stock (the “Accrued Shares”). The deferred compensation, in the form of the Accrued Shares, will be paid to Mr. Grauch on or before March 15, 2023. In the event that Mr. Grauch’s employment is terminated by the Company other than for cause prior to September 30, 2022, the amount of cash compensation deemed to have been deferred and the resulting number of Accrued Shares issuable to Mr. Grauch will be calculated as if such termination occurred as of September 30, 2022. This compensation would be in addition to the amounts Mr. Grauch is entitled to under our existing standard employee severance policy, described above.

In addition, in the event that Mr. Skolnik or Mr. Alterio is terminated by the Company without cause prior to September 30, 2022, Mr. Skolnik or Mr. Alterio, as applicable, will be entitled to a severance payment from the Company in an amount equal to the amount such executive officer would have received had his employment continued through September 30, 2022. Any severance payment payable to Mr. Skolnik or Mr. Alterio will be payable in cash beginning the first payroll period after the first day of the sixth full calendar month following the date of Mr. Skolnik’s or Mr. Alterio’s termination and will be paid in installments in accordance with the Company’s then-current payroll practices until the full amount of the severance payment has been made. These severance payments are in addition to the amounts Mr. Skolnik or Mr. Alterio are entitled to under our existing standard employee severance policy, described above.

Further, the terms of currently-outstanding options to purchase shares of our common stock held by Messrs. Grauch, Skolnik and Alterio have been adjusted in connection with any termination of Mr. Grauch, Mr. Skolnik or Mr. Alterio by the Company without cause prior to April 7, 2023. With respect to any currently-outstanding options held by Messrs. Grauch, Skolnik and Alterio that have not yet vested but would otherwise vest on or prior to April 7, 2023, in the event of a termination by the Company without cause prior to April 7, 2023, such options shall vest and become exercisable on the earliest to occur of (i) the terminated named executive officer’s last date of employment, (ii) the contractual vesting date applicable to a specific option or (iii) April 7, 2023. In addition, to the extent that any such option is not exercised within 30 days following termination of employment, (for reason other than cause, death, retirement after the age of 65 or disability) as currently provided in the option grant agreement relating to such option, the exercise period for such option will be extended to the last day of the 36th month following the month of the terminated named executive officer’s last day of employment.”

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2022 Annual Meeting, and the 2022 Proxy Statement contains other important additional information. Therefore, this Supplement should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.